Exhibit 99.2
PRINCIPAL STOCKHOLDERS’ AGREEMENT
     This PRINCIPAL STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made and entered into as of June 19, 2006 between Illinois Tool Works Inc., a Delaware corporation (“Parent”), and GEM Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”), on the one hand, and the undersigned stockholders (each a “Stockholder” and collectively the “Stockholders”) of CFC International, Inc., a Delaware corporation (the “Company”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.
W I T N E S S E T H:
     WHEREAS, pursuant to an Agreement and Plan of Merger dated as of June 19, 2006 among Parent, Sub, and the Company (the “Merger Agreement”), Parent has agreed to acquire all of the issued and outstanding shares of Company Common Stock and Company Class B Stock pursuant to a statutory merger of Sub with and into the Company in which issued and outstanding shares of Company Common Stock and Company Class B Stock will be converted into the right to receive the Merger Consideration;
     WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, each Stockholder has agreed to enter into this Agreement; and
     WHEREAS, each Stockholder is the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of that number of shares of Company Common Stock set forth opposite such Stockholder’s name on Exhibit A hereto (the “Shares”) (such Shares, together with any New Shares (as defined in Section 1.2), being referred to herein as the “Subject Shares”).
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:
     1. Agreement to Retain Subject Shares.
     1.1. Prior to the Expiration Date (as defined below), each Stockholder agrees not to: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing, any or all of the Subject Shares or any shares of Company Class B Stock of which such Stockholder is the beneficial owner or any right or interest therein (“Transfer”); (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Subject Shares (other than the proxy contemplated in Section 3 herein); or (d) deposit any of the Subject Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Subject Shares. As used herein, the term “Expiration Date” shall mean the earlier to occur of (x) the Effective Time or (y) termination of the Merger Agreement in accordance with the terms thereof.
     1.2. “New Shares” means:
          (a) any shares of capital stock or voting securities of the Company that Stockholder purchases or with respect to which such Stockholder otherwise acquires beneficial ownership (whether through the exercise of any options, warrants or other rights to purchase shares of Company Common Stock or Company Preferred Stock or otherwise) after the date of this Agreement and prior to the Expiration Date; and
          (b) any shares of capital stock or voting securities of the Company that a Stockholder becomes the beneficial owner of as a result of any change in Company Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of the Company affecting the Company Common Stock.
     2. Agreement to Vote Subject Shares and Take Certain Other Action.

     2.1. Prior to the Expiration Date, at every meeting of the stockholders of the Company, however called, at which any of the following matters is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, each Stockholder shall vote or give written consent with respect to the Subject Shares:
          (a) in favor of the Merger and the adoption of the Merger Agreement and the transactions contemplated thereby;
          (b) against approval of any proposal made in opposition to or competition with consummation of the Merger and the Merger Agreement;
          (c) against any Alternative Acquisition Proposal from any party other than Parent or an affiliate of Parent as contemplated by the Merger Agreement;
          (d) against any proposal that is intended to, or is reasonably likely to, result in the conditions of Parent’s or Sub’s obligations under the Merger Agreement not being fulfilled;
          (e) against any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, sale or transfer of a material amount of the assets or securities of the Company or any of the Company Subsidiaries (other than in connection with the Merger);
          (f) against any amendment of the Company’s Certificate of Incorporation or By-laws; and
          (g) against any dissolution, liquidation or winding up of the Company or any of the Company Subsidiaries.
     2.2. Prior to the Expiration Date, each Stockholder, as the holder of the Subject Shares set forth opposite its name on Exhibit A hereto, shall be present, in person or by proxy, at all meetings of stockholders of the Company at which any of the matters referred to in Section
2.1 is to be voted upon so that all Subject Shares are counted for the purposes of determining the presence of a quorum at such meetings.
     2.3. Between the date of this Agreement and the Expiration Date, each Stockholder agrees not to, and will not permit any entity under such Stockholder’s control to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below), (b) initiate a stockholders’ vote with respect to an Opposing Proposal or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal. For purposes of this Agreement, the term “Opposing Proposal” means any of the actions or proposals described in clauses (b) through (f) of Section 2.1, along with any proposal or action which would, or would reasonably be expected to, impede, frustrate, prevent, prohibit or discourage any of the transactions contemplated by the Merger Agreement.
     2.4. Prior to the Expiration Date, each Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.
     2.5. Notwithstanding anything else to the contrary set forth in this Agreement, (a) Roger F. Hruby does not make any agreement or understanding herein in his capacity as a director or officer of the Company or any of the Company Subsidiaries and (b) nothing in this Agreement shall limit or restrict (i) Roger F. Hruby from taking any action in his capacity as a director or officer of the Company or (ii) any Stockholder from voting, in such Stockholder’s sole discretion, on any matter unrelated to the matters referred to in Section 2.1.
     2.6. Each Stockholder agrees that, immediately following the execution and delivery of the Merger Agreement by the parties thereto, such Stockholder shall:
     (a) consent in writing to the adoption of the Merger Agreement and the approval of the Merger and the other Transactions, without a meeting, without prior notice and without a vote by executing a Principal Stockholder Consent in the form of Exhibit B hereto covering all of such Stockholder’s Subject Shares, which written consent shall be irrevocable by the Stockholder except as set forth in Section 5 of this Agreement; and
     (b) deliver such Principal Stockholder Consent to the Secretary of the Company.
     3. Grant of Irrevocable Proxy Coupled with an Interest.
     3.1. Solely in the event of a failure by a Stockholder to act in accordance with its obligations as to voting or executing a written consent pursuant to Section 2.1 of this Agreement, each such Stockholder hereby revokes any and all other proxies or powers of attorney in respect of any Subject Shares and agrees that during the period commencing on the date hereof and ending on the Expiration Date, such Stockholder hereby irrevocably appoints Parent, Sub or any individual designated by Parent or Sub as such Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote (or cause to be voted) the Subject Shares held by such Stockholder, in the manner set forth in Section 2.1, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company.
     3.2. Each Stockholder hereby affirms that the proxy set forth in this Section 3 is irrevocable (until the Expiration Date), is coupled with an interest, and is granted in consideration of Parent and Sub entering into the Merger Agreement.
     3.3. The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of Stockholder’s Subject Shares and a vote by Stockholder of Stockholder’s Subject Shares.
     4. Representations, Warranties and Covenants of Stockholder. Each Stockholder hereby represents, warrants and covenants to Parent as follows:
     4.1. (a) Such Stockholder is the beneficial owner of the Subject Shares set forth opposite its name on Exhibit A hereto; (b) the Subject Shares set forth opposite its name on Exhibit A hereto constitute such Stockholder’s entire interest in the outstanding capital stock and voting securities of the Company as of the date hereof; (c) the Subject Shares are, and will be, at all times up until the Expiration Date, free and clear of any liens, claims, options, charges, security interests, proxies, voting trusts, agreements, rights, understandings or arrangements, or exercise of any rights of a stockholder in respect of the Subject Shares or other encumbrances, except as otherwise noted on Exhibit A; (d) such Stockholder has voting power and (except as to shares with respect to which Roger F. Hruby holds an irrevocable proxy, as noted on Exhibit A) the power of disposition with respect to all of the Subject Shares set forth opposite its name on Exhibit A hereto outstanding on the date hereof, and will have voting power and (except as set forth on Exhibit A hereto) power of disposition with respect to all of the Subject Shares acquired by such Stockholder after the date hereof; and (e) such Stockholder’s principal residence or place of business is accurately set forth on Exhibit A hereto.
     4.2. Such Stockholder has full power and legal capacity to execute and deliver this Agreement and to comply with and perform such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. The execution and delivery of this Agreement by such Stockholder does not, and the performance of such Stockholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Subject Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Subject Shares are or will be bound or affected.

     4.3. Each Stockholder hereby unconditionally and irrevocably instructs the Company not to, (a) permit the Transfer of, or any grant of authority to vote with respect to, its Subject Shares, in violation of this Agreement on its books and records by such Stockholder, (b) issue a new certificate representing any such Subject Shares or (c) record such vote unless and until such Stockholder shall have complied with the terms of this Agreement.
     4.4 Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance under this Agreement.
     5. Termination. This Agreement and the proxy granted pursuant to Section 3.1 hereof and all obligations of each Stockholder hereunder and thereunder shall terminate and shall have no further force or effect as of the Expiration Date; provided, however, that any such termination shall not relieve any party of any liability arising as a result of the breach of this Agreement by such party prior to such termination. Upon the termination of the Merger Agreement, the written consent delivered hereunder pursuant to Section 2.6 shall be revoked by the Stockholders and shall be deemed null and void.
     6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
     7. Binding Effect and Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party; provided, however, that Parent may, in its sole discretion, assign any or all of its rights, interests and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     8. Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
     9. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of each Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and each such Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.
     10. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          (a) If to any Stockholder, to:
Roger F. Hruby
c/o CFC International, Inc.
500 State Street
Chicago Heights, IL 60411
with a copy (which shall not constitute notice) to:

Bell, Boyd & Lloyd LLC
70 West Madison Street
Chicago, IL 60602
Attention: Paul T. Metzger
Facsimile: (312) 827-8133
          D. Mark McMillan
Facsimile: (312) 827-8001
          (b) if to Parent or Sub, to:
Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, IL 60026
Attention: Philip M. Gresh, Executive Vice President
Facsimile: (847) 657-4399
and
Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, IL 60026
Attention: James H. Wooten, Jr., Vice President and General Counsel
Facsimile: (847) 657-4329
with a copy (which shall not constitute notice) to:
Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, IL 60606
Attention: James T. Lidbury
Facsimile: (312) 701-7711
or to such other address as any party hereto may designate for itself by notice given as herein provided.
     11. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement.
     12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. Each of the parties hereto irrevocably and unconditionally (a) consents to submit himself or itself to the personal jurisdiction of the courts of the state of Delaware and of the United States located in Wilmington, Delaware in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees not to attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees not to bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the courts of the state of Delaware and of the United States located in Wilmington, Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the transactions contemplated hereby.
     13. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
     14. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Merger Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) are not intended to confer upon any Person other than the parties any rights or remedies.
     15. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Agreement by facsimile shall be effective to the fullest extent permitted by Applicable Law.
     16. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.
     17. Waiver of Dissenter’s Rights. Each Stockholder hereby consents to and approves the actions taken by the Board of Directors of the Company in approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Each Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights under Section 262 of the DGCL or other applicable law in connection with the Merger.
     18. Publication. Each Stockholder shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement, the Merger or any other transactions contemplated by this Agreement, the Merger Agreement or the Merger without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), except as may be required by Applicable Law.
     19. Further Actions. Each of the parties hereto agrees that it will execute and deliver such other documents and instruments and to take such further actions as from time to time may be necessary or appropriate to effectuate this Agreement.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

ILLINOIS TOOL WORKS INC.

/s/ Philip M. Gresh

By:	Philip M. Gresh
Its:	Executive Vice President

GEM ACQUISITION CORP.

/s/ Philip M. Gresh

By:	Philip M. Gresh
Its:	President

STOCKHOLDERS

/s/ Roger F. Hruby

Roger F. Hruby

RFH INVESTMENTS, LP

/s/ Roger F. Hruby

By:	Roger F. Hruby
Its:	Managing General Partner

ROGER F. HRUBY IRA

/s/ Roger F. Hruby

By:	Roger F. Hruby
Its:	Authorized Signatory

ROGER HRUBY TRUST u/a/d 9/17/85

/s/ Roger F. Hruby

By:	Roger F. Hruby
Its:	Authorized Signatory

EXHIBIT A
SUBJECT SHARES

Stockholder	Subject Shares Owned

Roger F. Hruby c/o CFC International, Inc. 500 State Street Chicago Heights, IL 60411	471,200 [1]

RFH Investments, LP c/o CFC International, Inc. 500 State Street Chicago Heights, IL 60411	1,137,958

Roger F. Hruby IRA c/o CFC International, Inc. 500 State Street Chicago Heights, IL 60411	5,328

Roger Hruby Trust u/a/d 9/17/85 c/o CFC International, Inc. 500 State Street Chicago Heights, IL 60411	749,863

[1]	Consists of shares held by Dennis W. Lakomy (314,133 shares) and the William Gardner Brown’s GST Trust (157,067 shares), in each case with respect to which Roger F. Hruby holds an irrevocable proxy.
EXHIBIT B
ACTION BY WRITTEN CONSENT OF STOCKHOLDERS OF
CFC INTERNATIONAL, INC.
     Pursuant to the provisions of Section 228 and Section 251 of the General Corporation Law of the State of Delaware, the undersigned stockholders, each holding and having voting power over that number of shares of common stock, par value $0.01 per share (the “Common Stock”), of CFC International, Inc., a Delaware corporation (the “Company”), set forth adjacent to its name below, collectively constituting a majority of the voting power of the issued and outstanding Common Stock, do hereby consent to, approve and adopt the following resolution by written consent:
     WHEREAS, contemporaneously with this resolution, the Board of Directors of the Company has determined that the merger (the “Merger”) of GEM Acquisition Corp., a Delaware corporation (“Sub”), with and into the Company is fair and advisable and in the best interest of the Company and its stockholders, has approved and adopted the Agreement and Plan of Merger, dated as of June 19, 2006, among Illinois Tool Works Inc., a Delaware corporation (“Parent”), Sub and the Company in the form attached to this consent (the “Merger Agreement”) and the Merger, and has submitted the Merger Agreement to the undersigned stockholders of the Company.
     WHEREAS, the affirmative vote in favor of the adoption of the Merger Agreement by a majority of the votes entitled to be cast thereon by the stockholders of the Company is required pursuant to Section 251 of the DGCL before the Company may effect the Merger.
     WHEREAS, the undersigned stockholders are the beneficial owners of shares of the capital stock of the Company representing a majority of the votes entitled to be cast on the adoption of the Merger Agreement;
     WHEREAS, Parent has requested that the undersigned stockholders, in their capacity as stockholders of the Company, adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including, without limitation, the Merger.
     NOW, THEREFORE, BE IT RESOLVED, that, the undersigned stockholders, in their capacity as stockholders of the Company, hereby adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including, without limitation, the Merger.
     FURTHER RESOLVED, that the Merger Agreement and the Merger be, and they hereby are, consented to, approved and adopted in all respects.
     IN WITNESS WHEREOF, the undersigned have executed this written consent as of the date first above written.

471,200 shares of Common Stock [1]

Roger F. Hruby

RFH INVESTMENTS, LP

1,137,958 shares of Common Stock

By: Roger F. Hruby
Its: Managing General Partner

ROGER F. HRUBY IRA

5,328 shares of Common Stock

By: Roger F. Hruby
Its: Authorized Signatory

ROGER HRUBY TRUST u/a/d 9/17/85

749,863 shares of Common Stock

By: Roger F. Hruby
Its: Authorized Signatory

[1]	Consists of shares held by Dennis W. Lakomy (314,133 shares) and the William Gardner Brown’s GST Trust (157,067 shares), in each case with respect to which Roger F. Hruby holds an irrevocable proxy.